Exhibit 99.1

GLOBAL POWER EQUIPMENT GROUP REPORTS 12% INCREASE IN

REVENUE FOR THIRD QUARTER 2012

•	Revenue in the third quarter was $111.5 million, up from $99.2 million compared with the prior-year period

•	Products revenue up 30.8% in 2012 third quarter over prior-year period as prior-period customer-driven delivery delays were shipped

•	Margins impacted by discrete projects in the quarter; consolidated gross margin for the nine-month period improved 70 basis points

•	Achieved record backlog of $454.3 million driven by Services Division’s contract wins although near term revenue expectations for segment are lower

•	Expect 2012 revenue of $455 million to $465 million

IRVING, Texas, November 8, 2012 – Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power” or “Company”) today reported its financial results for the third quarter ended September 30, 2012. Results include Koontz-Wagner Custom Controls Holdings LLC (“Koontz-Wagner”), acquired on July 30, 2012, and TOG Holdings, Inc., acquired on September 5, 2012. Both acquisitions’ results are included in the Products Division’s financial results as of their respective acquisition dates.

Total revenue in the third quarter of 2012 was $111.5 million, up 12.4% from total revenue of $99.2 million in the prior year’s third quarter reflecting increases in both the Products and Services Divisions. Income from continuing operations was $1.3 million, or $0.08 per diluted share, in the third quarter as compared with $6.7 million, or $0.39 per diluted share, for the prior year’s third quarter.

“Our quarterly results were below our expectations. The continued weak economic environment had a greater impact on customer spending than we had anticipated. In the quarter, we also failed to deliver consistent, reliable results because of execution misses on discrete projects. We are making changes to our operating system and are working to transform Global Power into a dynamic, high-performance business. We have a strong foundation for growth: a solid balance sheet, established market positions, a reputation for quality and safety, and a record backlog,” Luis Manuel Ramírez, President and CEO of Global Power, said.

Mr. Ramirez continued, “Our plan is to improve performance through simplification of operational processes, deepen our talent pool and align compensation with business objectives. I expect that our actions will drive growth, improve results and make us a more reliable, predictable organization.”

PRODUCTS DIVISION REVENUE EXPANDED ON SHIPMENTS TIMING AND ACQUISITIONS

Products Division revenue for the third quarter of 2012 increased $11.3 million, or 30.8%, to $48.0 million compared with the prior-year period. Revenue growth included $15.6 million in shipments of the $16.9 million that had been delayed in the trailing second quarter and an incremental $5.0 million in revenue from the acquisitions. For the Products Division, at the end of the third quarter, approximately $12.2 million in project deliveries, including the acquisitions, were delayed. Project shipment dates can change after a project is added to backlog due to project site logistics, weather, transportation logistics or customer driven change orders, among other reasons.

Third quarter 2012 gross profit was $8.8 million down $0.4 million, or 4.6%, compared with $9.2 million in the prior year period. Lower realized gross margins on third quarter shipments resulted from the combination of unfavorable mix, expenses incurred to meet customer requirements on discrete projects and underabsorption related to the expansion of our Auburn, Massachusetts parts manufacturing facility. As a percentage of sales, gross margin declined to 18.3% from 25.1% in the 2011 third quarter.

Operating loss for the Products Division in the 2012 third quarter was $1.0 million. Operating income in the prior-year period was $3.7 million. During the quarter, the Products Division incurred $1.9 million in transaction costs associated with the acquisitions, as well as $0.8 million of incremental operating expenses from Koontz-Wagner and TOG, which included $0.4 million of non-cash amortization of intangibles.

SERVICES DIVISION REVENUE EXPANDS ON NEW BUILD AND RESTART NUCLEAR POWER FACILITIES

Third quarter 2012 Services Division revenue was $63.5 million, up $1.0 million, or 1.6%, compared with the prior-year period. Services had $13.5 million in new capital project work in the quarter as well as $3.4 million from construction services for new build and re-start nuclear project sites compared with the prior-year period. The increase was dampened as a result of $15.9 million lower revenue related to deferral of maintenance services and capital budget reductions from existing customers in response to lower demand for power.

For the 2012 third quarter, Services Division gross profit declined $0.6 million to $9.3 million compared with the prior-year period. Last year’s third quarter had unusually high gross profit due to favorable project mix. Gross margin for the Services Division in the third quarter of 2012 was 14.7% compared with 16.0% in the 2011 third quarter. Higher than typical 11% to 13% gross margin in the quarter reflected improved operational execution and efficient project management that leads to stronger margins and performance fees, as well as continued improvements in the Services Division’s safety record driving a $1.1 million favorable self-insured reserve estimate.

Services Division operating income for the 2012 third quarter was $3.5 million compared with $4.0 million in the same period in 2011.

CONSOLIDATED OPERATING INCOME IMPACTED BY TRANSITION AND TRANSACTION COSTS

Operating income during the third quarter of 2012 was $2.5 million, down $5.2 million from the prior-year’s third quarter primarily as a result of higher Selling and Administrative (“S&A”) expenses. Operating margin was 2.3% in the current quarter compared with 7.8% in the 2011 third quarter.

S&A expenses increased $4.1 million over the prior-year period to $15.6 million. A $1.1 million reversal for accrued compensation expense not deemed probable for the year was more than offset by $1.9 million in transaction costs plus an additional $0.8 million of operating expenses associated with the acquisitions. Prior year operating expenses were also lower due to a $0.8 million reclassification of professional fees to discontinued operations further driving an unfavorable year-over-year. As a percent of sales, S&A was 14.0% in the 2012 third quarter compared with 11.6% in the prior-year period.

The effective tax rate for the quarter was 42.2%. The Company expects that the effective tax rate for 2012 will be approximately 35% to 40%.

SOLID BALANCE SHEET: $33.7 MILLION IN CASH AND CASH EQUIVALENTS PLUS AVAILABLE LINE OF CREDIT

Unrestricted cash and cash equivalents at September 30, 2012 was $33.7 million compared with $90.5 million at June 30, 2012 and $99.5 million at December 31, 2011. Cash used in the quarter for acquisitions was approximately $44.1 million.

During the quarter, approximately $0.7 million in cash was used to repurchase 35,801 shares and approximately $13.3 million was utilized for working capital on projects expected to ship in the fourth quarter. As of September 30, 2012, 1,964,199 shares remained available for repurchase under the share repurchase authorization.

The Company has a $100 million credit facility with an accordion feature for up to $50 million of additional borrowing capacity. As of September 30, 2012, we had no debt outstanding.

OUTLOOK

Total backlog at September 30, 2012 was a record $454.3 million of which approximately 28% to 30% is expected to convert to revenue by year end.

Backlog for the Products Division was $152.4 million, inclusive of $24.0 million of backlog associated with the acquisitions, up from $136.1 million in the trailing second quarter and $126.2 at the end of the 2011 third quarter. Excluding the acquisitions, Products Division backlog declined $7.6 million from June 30, 2012, as quote and booking activity slowed from the first half of 2012. The book-to-bill ratio in the quarter for the Products Division was 0.8x excluding the effects of the acquisitions of Koontz-Wagner and TOG. Approximately 45% to 50% of Products Division backlog is expected to ship by the end of 2012.

At September 30, 2012, Services Division achieved a record backlog for the second consecutive quarter of $301.9 million. Backlog grew 13.3% from June 30, 2012 backlog of $266.5 million and was up from $213.6 million at the same time last year. Backlog expansion reflects contract wins related to scope expansion for nuclear power facilities under construction in the U.S. and for the incremental backlog associated with the renewal of a multi-year maintenance and modification contract that expanded the scope of work for a long-time customer. The project award-to-revenue ratio in the quarter was 1.6x. Approximately 18% to 20% of Services Division backlog is expected to be realized in 2012.

The Company estimates that 2012 consolidated revenue will be in the range of $455 million to $465 million. Adjustments from previous estimates are primarily related to lower expectations from the Services Division, as the Products Division is expected to exceed 20% year-over-year revenue growth in 2012 including an estimated $12 million to $14 million in revenue from the acquisitions of Koontz-Wagner and TOG.

Gross margin expectation is improved to 17% to 18% over previous expectations of approximately 16.5%. Operating expenses are expected to be 13% to 13.5% of revenue including merger and acquisition related costs, $1.0 million of non-cash amortization of acquired intangible assets and $1.2 million in one-time expenses associated with changes in executive management.

“Our goal is to drive greater earnings power, to deliver stronger cash generation and to build sufficient scale to be relevant in our markets. We will continue to capitalize on the growth trend and long lifecycle of natural gas. Our strategy is to transform Global Power from a product-centric business to a customer value focused organization,” Mr. Ramirez said.

Webcast and Conference Call

Global Power Equipment Group will host a conference call and live webcast tomorrow at 9:00 am Central Time (10:00 am ET). During the conference call and webcast, Luis Manuel Ramírez, President and Chief Executive Officer, and David L. Willis, Senior Vice President and Chief Financial Officer, will review the Company’s financial condition and operating results for the third quarter of 2012, as well as the Company’s strategy and outlook. Their review will be accompanied by a slide presentation which will be available on the Company’s website at www.globalpower.com. A question-and-answer session will follow the formal presentation.

Global Power’s conference call can be accessed by dialing (201) 493-6780. Alternatively, the webcast can be monitored at http://ir.globalpower.com/.

A telephonic replay will be available from 1:00 p.m. ET the day of the teleconference until Friday, November 23, 2012. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 401268. Alternatively, an archive of the webcast will be available on the Company’s website at www.globalpower.com. A transcript will also be posted to the website, once available.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed with the SEC on March 14, 2012 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:

Deborah Pawlowski

Kei Advisors LLC

(716) 843-3908

investorrelations@globalpower.com

FINANCIAL TABLES FOLLOW.

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended
	September 30,		Variance
	(unaudited)
	2012	2011	$	%
Products revenue	$47,995	$36,700	$11,295	30.8%
Services revenue	63,501	62,526	975	1.6%

Total revenue	111,496	99,226	12,270	12.4%

Cost of products revenue	39,196	27,472	11,724	42.7%
Cost of services revenue	54,171	52,549	1,622	3.1%

Cost of revenue	93,367	80,021	13,346	16.7%

Gross profit	18,129	19,205	(1,076)	-5.6%
Gross profit percentage	16.3%	19.4%

Selling and administrative expenses	15,604	11,493	4,111	35.8%
Reorganization expense	—	20	(20)	-100.0%

Operating income	2,525	7,692	(5,167)	-67.2%

Interest expense, net	94	270	(176)	-65.2%
Other expense (income), net	169	(121)	290	-239.7%

Income from continuing operations before income tax	2,262	7,543	(5,281)	-70.0%
Income tax expense (benefit)	954	887	67	7.6%

Income from continuing operations	1,308	6,656	(5,348)	-80.3%

Discontinued operations:
Income from discontinued operations, net of tax	238	485	(247)	-50.9%
Gain on disposal, net of tax	—	11,326	(11,326)	-100.0%

Income from discontinued operations	238	11,811	(11,573)	-98.0%

Net income	$1,546	$18,467	$(16,921)	-91.6%

Basic earnings per weighted average common share:
Income from continuing operations	$0.08	$0.41	$(0.33)	-80.5%
(Loss) income from discontinued operations	0.01	0.73	(0.72)	-98.6%

Income per common share—basic	$0.09	$1.14	$(1.05)	-92.1%

Weighted average number of shares of common stock outstanding—basic	17,166,293	16,138,319	1,027,974	6.4%

Diluted earnings per weighted average common share:
Income from continuing operations	$0.08	$0.39	$(0.31)	-79.5%
Income from discontinued operations	0.01	0.70	(0.69)	-98.6%

Income per common share—diluted	$0.09	$1.09	$(1.00)	-91.7%

Weighted average number of shares of common stock outstanding—diluted	17,258,659	16,984,447	274,212	1.6%

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Nine Months Ended
	September 30,		Variance
	(unaudited)
	2012	2011	$	%
Products revenue	$113,681	$111,641	$2,040	1.8%
Services revenue	196,955	230,196	(33,241)	-14.4%

Total revenue	310,636	341,837	(31,201)	-9.1%

Cost of products revenue	90,642	87,650	2,992	3.4%
Cost of services revenue	168,381	199,862	(31,481)	-15.8%

Cost of revenue	259,023	287,512	(28,489)	-9.9%

Gross profit	51,613	54,325	(2,712)	-5.0%
Gross profit percentage	16.6%	15.9%

Selling and administrative expenses	44,340	36,063	8,277	23.0%
Reorganization expense	—	15	(15)	-100.0%

Operating income	7,273	18,247	(10,974)	-60.1%

Interest expense, net	1,365	844	521	61.7%
Other expense (income), net	162	(183)	345	-188.5%

Income from continuing operations before income tax	5,746	17,586	(11,840)	-67.3%
Income tax expense (benefit)	2,583	(38,098)	40,681	-106.8%

Income from continuing operations	3,163	55,684	(52,521)	-94.3%

Discontinued operations:
Income from discontinued operations, net of tax	111	1,980	(1,869)	-94.4%
Gain on disposal, net of tax	—	11,326	(11,326)	-100.0%

Income from discontinued operations	111	13,306	(13,195)	-99.2%

Net income	$3,274	$68,990	$(65,716)	-95.3%

Basic earnings per weighted average common share:
Income from continuing operations	$0.19	$3.51	$(3.32)	-94.6%
(Loss) income from discontinued operations	—	0.84	(0.84)	-100.0%

Income per common share—basic	$0.19	$4.35	$(4.16)	-95.6%

Weighted average number of shares of common stock outstanding—basic	16,885,205	15,876,312	1,008,893	6.4%

Diluted earnings per weighted average common share:
Income from continuing operations	$0.18	$3.29	$(3.11)	-94.5%
Income from discontinued operations	0.01	0.79	(0.78)	-98.7%

Income per common share—diluted	$0.19	$4.08	$(3.89)	-95.3%

Weighted average number of shares of common stock outstanding—diluted	17,251,142	16,928,419	322,723	1.9%

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,731	$99,491
Restricted cash	3,100	3,100
Accounts receivable, net of allowance of $1,015 and $1,135	62,747	52,573
Inventories	8,927	5,354
Costs and estimated earnings in excess of billings	55,002	30,680
Deferred tax assets	3,433	3,424
Other current assets	8,457	5,920

Total current assets	175,397	200,542
Property, plant and equipment, net	13,138	9,492
Goodwill	89,510	74,018
Intangible assets, net	37,611	12,500
Deferred tax assets	12,423	14,448
Other assets	5,170	5,150

Total assets	$333,249	$316,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,420	$10,377
Accrued compensation and benefits	20,181	16,485
Billings in excess of costs and estimated earnings	11,935	12,859
Accrued warranties	6,437	4,719
Other current liabilities	9,383	7,153

Total current liabilities	66,356	51,593
Other long-term liabilities	6,969	5,903

Total liabilities	73,325	57,496
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 17,935,745 and 16,771,388 shares issued, respectively, and 17,185,475 and 16,381,533 shares outstanding, respectively	179	168
Paid-in capital	70,334	69,495
Accumulated other comprehensive income	831	508
Retained earnings	188,588	188,487
Treasury stock, at par (750,270 and 389,855 common shares, respectively)	(8)	(4)

Total stockholders’ equity	259,924	258,654

Total liabilities and stockholders’ equity	$333,249	$316,150

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2012	2011
	(Unaudited)
Operating activities:
Net income	$3,274	$68,990
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Deferred income tax benefit	(712)	(33,056)
Depreciation and amortization on plant, property and equipment and intangible assets	1,871	1,915
Amortization on deferred financing costs	1,198	392
Loss on disposals of equipment	—	4
Gain on disposal of discontinued operations	—	(17,321)
Stock-based compensation	4,554	4,693
Changes in operating assets and liabilities, net of businesses acquired and sold	(20,829)	(8,438)

Net cash (used in) provided by operating activities	(10,644)	17,179

Investing activities:
Acquisitions, net of cash acquired	(44,107)	—
Proceeds from sale of Deltak, net of restricted cash and transaction costs	—	19,359
Net transfers of restricted cash	—	1,019
Proceeds from sale of equipment	15	6
Purchase of property, plant and equipment	(3,269)	(2,751)

Net cash (used in) provided by investing activities	(47,361)	17,633

Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(3,024)	(2,982)
Proceeds from warrants exercised	—	7
Stock repurchases	(684)	—
Dividends paid	(3,093)	—
Debt issuance costs	(924)	—

Net cash used in financing activities	(7,725)	(2,975)
Effect of exchange rate changes on cash	(30)	902

Net change in cash and cash equivalents	(65,760)	32,739
Cash and cash equivalents, beginning of period	99,491	55,474

Cash and cash equivalents, end of period	$33,731	$88,213

GLOBAL POWER EQUIPMENT GROUP INC.

SEGMENT DATA

(in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011
	(Unaudited)		(Unaudited)
Revenue
Products	$47,995	$36,700	$113,681	$111,641
Services	63,501	62,526	196,955	230,196

Total Revenue	111,496	99,226	310,636	341,837

Gross Profit and Margins
Products	8,799	9,228	23,039	23,991
Gross Profit Margin	18.3%	25.1%	20.3%	21.5%
Services	9,330	9,977	28,574	30,334
Gross Profit Margin	14.7%	16.0%	14.5%	13.2%

Total Gross Profit	18,129	19,205	51,613	54,325
Gross Profit Margin	16.3%	19.4%	16.6%	15.9%

Operating Profit (Loss) and Margins
Products	(977)	3,653	(580)	6,206
Operating Profit Margin	(2.0)%	10.0%	(0.5)%	5.6%
Services	3,502	4,039	7,853	12,041
Operating Profit Margin	5.5%	6.5%	4.0%	5.2%

Total Operating Profit	2,525	7,692	7,273	18,247
Operating Profit Margin	2.3%	7.8%	2.3%	5.3%

GLOBAL POWER EQUIPMENT GROUP INC.

BACKLOG BY SEGMENT

(in thousands)

(Unaudited)

2011					2012
Backlog	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Products	$147,251	$120,571	$126,198	$130,614	$135,355	$136,058	$152,385
Services	206,050	195,904	213,647	213,433	199,412	266,451	301,916

Total	$353,301	$316,475	$339,845	$344,047	$334,767	$402,509	$454,301

GLOBAL POWER EQUIPMENT GROUP INC.

PRODUCT SHIPMENTS BY GEOGRAPHY

(in thousands)

(Unaudited)

2012
Products Shipped to	Q1	Q2	Q3	YTD	% of total
Middle East	$12,891	$16,708	$22,673	$52,272	46%
United States	6,578	10,241	14,598	31,417	28%
South America	4,660	1,080	819	6,559	6%
Europe	2,395	1,580	3,111	7,086	6%
Mexico	2,661	1,085	611	4,357	4%
Asia	2,759	725	3,451	6,935	6%
Canada	12	1,427	958	2,397	2%
Other	148	736	1,774	2,658	2%

Total	$32,104	$33,582	$47,995	$113,681	100%

2011
Products Shipped to	Q1	Q2	Q3	Q4	Total	% of total
Middle East	$5,883	$25,863	$11,866	$18,741	$62,353	39%
United States	8,150	8,901	8,619	16,819	42,489	27%
Asia	175	5,947	7,525	5,381	19,028	12%
South America	1,985	5,025	550	2,729	10,289	7%
Other	257	35	6,398	1,150	7,840	5%
Canada	13	5,662	91	34	5,800	4%
Europe	970	2,528	1,587	428	5,513	3%
Mexico	3,040	507	64	957	4,568	3%

Total	$20,473	$54,468	$36,700	$46,239	$157,880	100%